Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fang Holdings Limited:

We consent to the use of our report dated April 16, 2019, with respect to the combined balance sheets of Fang Holdings Limited’s (“Fang”) real estate information, analytics and marketplace services business (“the Company”) as of December 31, 2017 and 2018, and the related combined statements of comprehensive income, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “combined financial statements”), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that states that the combined financial statements have been derived from the consolidated financial statements and underlying accounting records of Fang.  The combined financial statements also included expense allocations for certain functions historically provided by Fang.  These allocations may not be indicative of the actual expenses which would have been incurred had the Company operated as a separate entity apart from Fang.

Our report also refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG Huazhen LLP

Beijing, China
May 24, 2019